FOR IMMEDIATE RELEASE

Investor Contact:                      Media Contact:
Thomas G. Cavanagh                     Lowell B. Weiner, Ph.D.
(973) 660-5706                         (973) 660-5013

VOLUNTARY RECALL OF PONDIMIN AND REDUX TO IMPACT EARNINGS FOR 1997 AND 1998

Madison, NJ, September 15, 1997 -- American Home Products Corporation (NYSE:AHP), following this morning's announcement of its voluntary recall of Pondimin and Redux, commented on the impact on earnings for 1997 and 1998.

The Company's estimates of the profit loss related to lost sales of these products is approximately 2 cents in both the third and fourth quarters 1997 and 10 cents for 1998. The one time cost of the product withdrawal is estimated to be between $200 and $300 million or 20 cents to 30 cents per share after tax.

The Company is a party to a number of legal actions, some of which are purported class actions, involving valvular disorders with respect to the use of Pondimin and/or Redux. It is likely that additional legal actions, including purported class actions, will be filed. At this time it is not possible to determine the extent of claims which may be made with respect to these products. Additional charges may be recorded depending on further developments.

The statements in this release that are not historical facts are forward-looking statements that involve risks and uncertainties, as detailed from time to time in AHP's periodic reports, including quarterly reports on Form 10-Q and the annual report on Form 10-K, filed with the Securities and Exchange Commission. Actual results may differ from the forward-looking statements.

 American Home Products is one of the world's largest research-based pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of prescription drugs and over-the-counter medications. It is also a global leader in vaccines, biotechnology, agricultural products, animal health care and medical devices.